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                                                                     Exhibit 12

Computation of Ratio of Earnings to Fixed Charges (amounts in thousands)

                                                                                                                      Three
                                                                                                                      Months
                                                                             Year Ended May 31,                        Ended
                                                         -----------------------------------------------------       August 31,
                                                           1993       1994        1995       1996      1997            1997
                                                         --------   --------   ---------  ---------  ---------     ------------
Loss before income tax benefit, minority interest and
     extraordinary item                                  $(62,670)  $(60,250)  $(110,029) $(144,860) $(180,402)   $(28,067)
                                                         --------   --------   ---------  ---------  ---------    ------------
Fixed Charges:
    Interest, including amortization of debt issuance
       costs                                              113,866    124,105     141,684    172,390    200,914      52,296
    Interest capitalized                                     --         --          --        5,200      2,752        --
    Interest portion of rent expense                        1,638      1,843       2,135      3,001      4,101       1,025
    Preferred stock dividends on subsidiary preferred
       stock                                                5,883      5,838       4,419      4,256      4,850       1,259
                                                         --------   --------   ---------  ---------  ---------    ---------
Total fixed charges                                       121,387    131,786     148,238    184,847    212,617      54,580
                                                         --------   --------   ---------  ---------  ---------    ---------
                                                         --------   --------   ---------  ---------  ---------    ---------

Adjustments to fixed charges, as defined:

Capitalized interest                                         --         --         --        (5,200)    (2,752)       --
Preferred stock dividends on subsidiary preferred stock    (5,883)    (5,838)     (4,419)    (4,256)    (4,850)     (1,259)
                                                         --------   --------   ---------  ---------  ---------   ----------
Total adjustments to fixed charges                         (5,883)    (5,838)     (4,419)    (9,456)    (7,602)     (1,259)
                                                         --------   --------   ---------  ---------  ---------   ----------
Earnings, as defined                                     $ 52,834   $ 65,698    $ 33,790   $ 30,531   $ 24,613      25,254
                                                         --------   --------   ---------  ---------  ---------   ----------
                                                         --------   --------   ---------  ---------  ---------   ----------
Ratio of earnings to fixed charges  (1)                      --         --          --         --         --         --
                                                         --------   --------   ---------  ---------  ---------   ----------
                                                         --------   --------   ---------  ---------  ---------   ----------
Amount by which earnings are less than fixed charges      (68,553)   (66,088)   (114,448)  (154,316)  (188,004)    (29,326)
                                                         --------   --------   ---------  ---------  ---------    ---------
                                                         --------   --------   ---------  ---------  ---------    ---------


(1) The ratio of earnings to fixed charges is less than one-to-one and, therefore, earnings are inadequate to cover fixed charges.


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